Exhibit 99.1

Contacts: Tom Ward 317-685-7330 Investors Nicole Kennon 704-804-1960 Media

Simon Property Group Announces Appointment of Martin J. Cicco to Board of Directors

INDIANAPOLIS, February 5, 2026 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that Martin J. Cicco has been appointed to the Board of Directors.

Mr. Cicco has over 45 years of real estate and capital markets experience, including initiating Evercore Partners' Real Estate Strategic Advisory practice after founding MJC Associates. Prior to joining Evercore, Mr. Cicco spent 29 years at Merrill Lynch & Co., ultimately serving as Vice Chairman of Global Commercial Real Estate and Global Head of Real Estate Investment Banking. He currently is a Senior Advisor to Lightstone. Mr. Cicco has served on the advisory boards of the Columbia Business School's Paul Milstein Center for Real Estate, the University of Wisconsin's James A. Graaskamp Center for Real Estate, and the Wharton School's Samuel Zell and Robert Lurie Real Estate Center. He is an active member of the National Association of Real Estate Investment Trusts and the Real Estate Roundtable. Mr. Cicco earned his undergraduate degree from Columbia College.

Larry Glasscock, Lead Independent Director, said, “We are delighted to welcome Marty to the Board. His deep knowledge of real estate finance and capital markets will be invaluable to Simon, complementing our Board's expertise and providing guidance to management in critical areas of our business."

David Simon, Chairman of the Board, Chief Executive Officer and President, remarked, “Marty's a great addition to the Board with his extensive experience advising leading real estate companies on complex financial and strategic matters. He brings a sophisticated perspective that will further strengthen our Board and support our focus on creation of long-term shareholder value.”

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.